AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2011
REGISTRATION NO. 333-171387

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
 1933

ESSEX RENTAL CORP.
(Exact name of registrant as specified in its charter)

 Delaware
(State or Other Jurisdiction of Incorporation)

 20-5415048
(I.R.S. Employer Identification Number)

 1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
(847) 215-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

 Martin A. Kroll
Chief Financial Officer
Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove Illinois 60089
 (847) 215-6500

With copies to:

Todd J. Emmerman
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800 (Telephone)
 (212) 940-8776 (Facsimile)

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

 If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐		Accelerated filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration Fee*
Common stock, par value $.0001 per share	10,695,363 shares (2)	$5.56	$59,466,218.28	$4,240

(1)
Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the common stock on The Nasdaq Capital Market on December 21, 2010.

(2)
Consists of 9,592,624 shares of currently outstanding common stock, 469,828 shares of common stock issuable upon exercise of outstanding warrants and 632,911 shares of common stock issuable upon exchange of membership interests in a subsidiary of Registrant.  Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such number of additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

*	This amount was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 28, 2011

Prospectus
10,695,363 Shares

Essex Rental Corp.

Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified under the caption “Selling Stockholders”, and any of their pledgees, donees, transferees or other successors in interest, of 10,695,363 shares of our common stock, par value $.0001 per share, including 469,828 shares issuable upon the exercise of outstanding warrants and 632,911 shares issuable upon exchange of membership interests in one of our subsidiaries.

We are registering the offer and sale by the selling stockholders identified in this prospectus of the shares to satisfy registration rights we have granted to the selling stockholders.  We will not receive any proceeds from the  sale of common stock or the exchange of the membership interests by the selling stockholders.  However, upon any exercise of the warrants, we would receive cash in the amount of the exercise price of $5.00 per share of common stock, or an aggregate of $2,349,140, if the warrants are exercised for cash in full, subject to any adjustments.

The selling stockholders may dispose of their shares of common stock in a number of different ways and at varying prices.  Please see “Plan of Distribution” below for additional information on how the selling stockholders may conduct sales of our common stock.

Our shares of common stock are listed on The NASDAQ Capital Market and trade under the ticker symbol “ESSX.”  On January 26, 2011, the closing price of a share of common stock was $6.10.

Investment in our common stock involves a number of risks.  See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

These securities have not been approved or disapproved by the Securities Exchange Commission or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is  January 28, 2011

TABLE OF CONTENTS

i

SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

As used in this prospectus, references to “the Company” or “Essex” or to “we,” “us” or “our” refer to Essex Rental Corp., together with its subsidiaries, Essex Holdings, LLC, Essex Crane Rental Corp., Coast Crane Company and Essex Finance Corp., unless the context otherwise requires.

Company Overview

Essex (formerly Hyde Park Acquisition Corp.) was incorporated in Delaware on August 21, 2006 as a blank check company whose objective was to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.  We closed our initial public offering in March 2007 and received net proceeds of $98,423,651 through the sale of 12,937,500 units at $8.00 per unit.  Each unit was comprised of one share of our common stock and one warrant entitling the holder to purchase one share of our common stock at an exercise price of $5.00.

On October 31, 2008, we acquired all of the ownership interests in Essex Holdings LLC, the parent company of Essex Crane Rental Corp., which we refer to as Essex Crane, other than ownership interests which were retained by members of senior management.  These retained membership interests are exchangeable at any time for an aggregate of 632,911 shares of our common stock and those shares are being registered for resale pursuant to this prospectus.  Prior to this acquisition, we did not conduct, or have any investment in, any operating business.

On November 24, 2010, through our wholly-owned subsidiary, CC Bidding Corp., we acquired, as the successful bidder in a bankruptcy proceeding, substantially all of the assets of a privately held company engaged in the operation of a specialty lifting solutions and crane rental services business.  The assets acquired included cranes, related heavy lifting machinery and equipment, spare parts, inventory, accounts receivable, rights under executory contracts, goodwill, and other tangible and intangible assets.  We also assumed certain liabilities in connection with the acquisition.  This business is now conducted through our wholly-owned subsidiary, which changed its name to Coast Crane Company following the acquisition, and which we refer to as “Coast Crane”.

Through our subsidiaries, Essex Crane and Coast Crane, we are one of North America's largest providers of mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects.  In addition, we provide product support including installation, maintenance, repair, and parts and services  for equipment provided and other equipment used by our construction industry customers.  With a fleet of over 1,000 cranes and other construction equipment and customer service and support, we supply a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.  Both Essex Crane and Coast Crane rent their equipment “bare,” meaning without supplying an operator and, in exchange for a fee, make arrangements for the transportation and delivery of equipment.  Although Essex Crane and Coast Crane experience overlap in the customers and projects that they serve, they are distinct from one another in the equipment comprising their fleets and to some extent the geographical regions in which they operate and operate independently of each other.

Essex Crane. Through Essex Crane, we currently own more than 350 crawler cranes and attachments, which we make available to customers throughout the United States and Canada, with a focus on the southeast, Texas, Louisiana, Alabama and Florida markets and, to a lesser extent, the northeast and mid-Atlantic markets.  Our crawler cranes and attachments are used for projects in a variety of regions and industries, including the power, marine, sewer and water, transportation, infrastructure, petrochemical and municipal construction sectors.  Essex Crane’s team of sales, marketing and maintenance professionals serves its customers through a network of four main service centers, three smaller service locations and several remote storage yards.  The fleet of crawler cranes and attachments is diverse by lift capacity, allowing us to meet the crawler crane and attachment requirements of our engineering and construction firm customer base.  The majority of the maintenance and repair costs is the responsibility of the customer while the equipment is on rent.  This business model allows us to minimize headcount and operating costs.

Coast Crane.  Coast Crane is a market leader for innovative lifting solutions throughout Western North America, Alaska, Hawaii, Guam and the South Pacific.  Through Coast Crane, we provide both used and new mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists and other lifting equipment to customers in the infrastructure, energy, crane rigger/operator, and municipal, commercial and industrial construction sectors.  Coast Crane’s operations are headquartered in Seattle, Washington and its products are rented and sold through a regional network including 13 branch locations. According to the industry publication American Cranes and Transport, Coast Crane is one of the largest crane service providers within its core rental equipment categories, with over 100 tower cranes and over 250 mobile cranes.

In addition to providing crane rental services, Coast Crane is a leading crane distributor of self-erecting tower cranes, rough terrain cranes, boom trucks and all terrain cranes in its West Coast territories.  Coast Crane enjoys strong working partnerships with leading crane and lifting manufacturers in the U.S. Coast Crane has exclusive distribution relationships with such manufacturers for certain territories on the West Coast.  Coast Crane provides after-sale spare parts and services to customers to whom it sells equipment as well as to customers who purchase equipment from other sources.

Essex’s principal executive offices are located at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089-1974, and our telephone number is (847) 215-6500.

Please see “WHERE YOU CAN FIND MORE INFORMATION” for where to find additional information about our business.

The Offering

Securities Offered by Selling Stockholders
10,695,363 shares of common stock comprised of 9,592,624 shares of currently outstanding shares of common stock, 469,828 shares of common stock issuable upon exercise of warrants and 632,911 shares of common stock issuable upon exchange of membership interests in our subsidiary, Essex Holdings, LLC.

Outstanding Common Stock
Number outstanding before this offering	20,093,361 shares
Number to be outstanding after this offering	21,196,100 shares, assuming the exercise of all of the warrants and conversion of all membership interests in Essex Holdings, LLC

NASDAQ Capital Market symbol for our common stock	ESSX

Offering proceeds
We will not receive any proceeds from the sale of common stock or the exchange of the membership interests by the selling stockholders.  However, upon any exercise of the warrants, we would receive an aggregate of $2,349,140, if the warrants are exercised in full for cash, subject to any adjustments.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

Our business may be adversely affected by changing economic conditions beyond our control, including decreases in construction or industrial activities.

The crane rental and distribution industry’s revenue is closely tied to conditions in the end markets in which our customers operate and more broadly to general economic conditions.  Our products are used primarily in infrastructure-related projects and other construction projects in a variety of industries (including the power, transportation infrastructure, petrochemical, municipal construction and industrial and marine industries).  Consequently, the economic downturn, and particularly the weakness in our end markets may lead to a significant decrease in demand for our equipment or depress equipment rental and utilization rates and the sales prices for equipment we sell.  During periods of expansion in Essex Crane’s and Coast Crane’s respective end markets, Essex Crane and Coast Crane generally have benefited from increased demand for their products.  Conversely, during recessionary periods in Essex Crane’s and Coast Crane’s end markets, they have been adversely affected by reduced demand for their products.  Weakness in Essex Crane’s or Coast Crane’s end markets, such as a decline in non-residential construction, infrastructure projects or industrial activity, may in the future lead to a decrease in the demand for our equipment or the rental rates or prices we can charge.  Factors that may cause weakness in our end markets include but are not limited to:

•	slowdowns in construction in the geographic regions in which we operate;

•	reductions in residential and commercial building construction;

•	reductions in corporate spending for plants, factories and other facilities; and

•	reductions in government spending on highways and other infrastructure projects.

Future declines in construction, infrastructure projects and industrial activity could adversely affect our operating results by decreasing revenues and profit margins.  Continued weakness or further deterioration in the construction and industrial sectors caused by these or other factors could have a material adverse effect on our financial position, results of operations and cash flows in the future and may also have a material adverse effect on residual values realized on the disposition of our rental fleet.  Declines in our order backlog should be considered as an indication of a decline in the strength of the non-residential construction markets.

The current worldwide economic downturn may have an adverse impact on our business and financial condition in ways that we currently cannot predict.

The current worldwide economic downturn — which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide  — make it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could reduce the utilization rate of our fleet, demand for cranes and other equipment distributed by Coast Crane and demand for parts and services that we provide.  Alternatively, this forecasting difficulty could cause a shortage of equipment available for rental that could result in an inability to satisfy demand for our products and a loss of market share.

Fluctuations in the stock market, as well as general economic and market conditions, may impact the market price of our securities.

The market prices of our securities have been and may be subject to significant fluctuations in response to general economic changes and other factors including, but not limited to:

•	variations in our quarterly operating results or results that vary from investor expectations;

•	changes in the strategy and actions taken by our competitors, including pricing changes;

•
securities analysts’ elections to not cover our common stock, or, if analysts do elect to cover our common stock, changes in financial estimates by analysts, or a downgrade of our common stock or of our sector by analysts;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	loss of a large supplier;

•	investor perceptions of us and the equipment rental and distribution industry;

•	our ability to successfully integrate acquisitions and consolidations; and

•	national or regional catastrophes or circumstances and natural disasters, hostilities and acts of terrorism.

Broad market and industry factors may materially reduce the market price of our securities, regardless of our operating performance.  In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies.  These fluctuations, as well as general economic and market conditions, including to those listed above and others, may harm the market price of our securities.

We are dependent upon key personnel whose loss may adversely impact our business and our results of operations.

We depend on the expertise, experience and continued services of our senior management employees, especially Ronald Schad, Essex Crane’s and the Company’s President and Chief Executive Officer, Martin Kroll, Essex Crane’s and the Company’s Chief Financial Officer and Essex Crane’s Senior Vice President, as well as senior management employees of our subsidiaries, including William Erwin, Essex Crane’s Vice President Operations and Customer Support and William O’Rourke, Essex Crane’s Vice President Sales and Account Management and Daniel Goodale, the Chief Executive Officer of Coast Crane.  Mr. Schad has acquired specialized knowledge and skills with respect to Essex Crane and its operations and most decisions concerning the business of Essex Crane are made or significantly influenced by him.  The loss of any of the foregoing individuals or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect us.  We seek to compensate and incentivize our key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees.  As a result, if Messrs. Schad, Kroll, Erwin, and/or O’Rourke were to leave Essex Crane, or if Mr. Goodale were to leave Coast Crane, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors obtain the necessary training and experience.  In connection with the acquisition of Essex Crane, we entered into three-year employment agreements with each of Messrs. Schad, Kroll, Erwin and O’Rourke.  However, these contracts expire in October 2011.  As of the date we filed the registration statement of which this prospectus forms a part, we have not entered into an employment agreement with Mr. Goodale.

Our dependence on a small number of crane manufacturers poses a significant risk to our business and prospects.

Essex Crane’s crane fleet has historically been comprised of only Manitowoc and Liebherr crawler cranes. Similarly, Coast Crane’s fleet of cranes available for rent has been comprised primarily of cranes provided by Manitowoc subsidiaries, including Potain, Grove and National.  In addition, Coast Crane serves as a distributor of Tadano and JLG lifting equipment  Coast Crane’s crane and equipment distribution business depends upon its exclusive dealer partnerships with leading crane and equipment manufacturing companies and many of such relationships can typically be terminated on short notice.  Given Essex Crane’s reliance on two manufacturers for its entire fleet of crawler cranes and Coast Crane’s reliance on a limited number of manufacturers for a majority of its rental fleet and distribution activities, and limited alternative sources of cranes, if any of these manufacturers were unable to meet expected manufacturing timeframes due to, for example, natural disasters or labor strikes, we may experience a significant increase in lead times to acquire new equipment or may be unable to acquire such equipment at all.  Any inability to acquire the model types or quantities of new equipment on a timely basis to replace older, less utilized equipment could adversely impact our future financial condition or results of operations.

In addition, Essex Crane has developed strong relationships with Manitowoc and Liebherr and Coast Crane has developed strong relationships with its strategic partners.  There can be no assurance that Essex Crane or Coast Crane will be able to maintain their relationships with these suppliers.  Termination of Essex Crane’s or Coast Crane’s relationship with these suppliers could materially and adversely affect our business, financial condition or results of operations if such termination resulted in Essex Crane or Coast Crane being unable to obtain adequate rental and sales equipment from other sources in a timely manner or at all.

The cost of new equipment that we use in our rental fleet may increase, which may cause us to spend significantly more for replacement equipment, and in some cases we may not be able to procure equipment at all due to supplier constraints.

Our business model is capital intensive and requires significant continual investment in new cranes and other heavy lifting equipment to meet customer demand.  As a result, our financial condition and results of operations may be significantly impacted by a material change in the pricing of new cranes and other lifting equipment that we acquire.  Such changes may be driven by a number of factors which include, but are not limited to:

•	steel prices – due to the high tensile steel component of cranes, significant changes in the price of steel can materially change the cost of acquiring a crane;

•
global demand – the market for cranes, boom trucks and other lifting equipment  is global and significant growth in overseas demand for cranes could materially increase the cost of new equipment regardless of US economic conditions;

•
inflation – overall inflationary conditions in the US may impact the operating costs of one of our key suppliers and therefore impact crane or other lifting equipment for customers such as Essex Crane and Coast Crane; and

•
currency fluctuations – as one of Essex Crane’s principal suppliers is based in Europe, devaluation of the US dollar (as compared to the Euro) may materially increase the cost of acquiring cranes and attachments; conversely, inflation of the value of the US dollar may adversely affect Essex Crane’s revenues from international sales of used cranes and attachments and adversely affect Coast Crane’s revenues from sales of new and used cranes, spare parts and related equipment to the extent that inflation allows foreign suppliers to offer competing products on more attractive terms.

While we can manage the size and aging of our fleet generally over time, eventually we must replace older equipment in our fleet with newer models.  We would be adversely impacted if we were unable to procure cranes to allow us to replace our older and, in the case of Essex Crane, smaller capacity crawler cranes over time as anticipated.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment and to acquiring new rental locations.

Although we intend to operate each of Essex Crane and Coast Crane as a separate business for the foreseeable future, our ability to compete, sustain our growth and expand our operations through new locations largely depends on access to capital.  If the cash we generate from the operations of Essex Crane and Coast Crane, together with cash on hand and cash that we may borrow under their respective credit facilities, or short-term debt obtained by either Essex, Essex Finance or Coast Crane is not sufficient to implement our growth strategy and meet our capital needs, we will require additional financing.  However, we may not succeed in obtaining additional financing on terms that are satisfactory to us or at all.  In addition, our ability to obtain additional financing collateralized by the assets of Essex Crane and Coast Crane and our ability to obtain additional financing on a secured or unsecured basis are restricted by Essex Crane’s and Coast Crane’s respective credit facilities.  If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing crane attachments and other lifting equipment and to new service locations or storage yards.  Furthermore, any additional indebtedness that we do incur may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

If we are successful in our efforts to expand our operations, through new locations, acquisitions or additional equipment, such expansion may result in risks and costs associated with business start-up and integration.

The opening of new service locations or storage yards or the completion of any future acquisitions of other equipment rental companies may result in significant start-up or transaction expenses and risks associated with entering new markets in which we have limited or no experience.  New service locations and storage yards require significant up-front capital expenditures and may require a significant investment of our management’s time to successfully commence operations.  New locations may also require a significant amount of time to provide an adequate return on capital invested, if any.  In addition, in the event that Essex Crane or Coast Crane were to acquire different types of cranes, attachments or other lifting equipment than those they currently rent, or different classes of rental equipment, there can be no assurance that our customers would choose to rent such items from us or would do so at such rates or on such terms, that would be acceptable to us.

Our ability to realize the expected benefits from the Coast Crane acquisition or any future acquisitions of other equipment rental companies depends in large part on our ability to integrate and consolidate the new operations with our existing operations in a timely and effective manner and to otherwise implement our business plan for the combined business.  In addition, we may fail or be unable to discover certain liabilities of any acquired business, including liabilities relating to noncompliance with environmental and occupational health and safety laws and regulations.   Any significant diversion of management’s attention from our existing operations, the loss of key employees or customers of any acquired business, or any major difficulties encountered in opening new locations or integrating new operations, including, but not limited to those arising from inconsistencies in controls, procedures or company policies, could have an adverse effect on our business, financial condition or results of operations.

The crane rental and distribution industries are competitive.

The crane rental and distribution industries are highly fragmented.  The crane rental industry is served by companies who focus almost exclusively on crane and lifting equipment rental.  Essex Crane and Coast Crane compete directly with regional, and local crane rental companies and a limited number of national crane rental companies (including ALL Erection & Crane, Lampson International, Morrow Equipment Rental, Amquip Crane Corp., Maxim Crane Works and Biggie Crane).  There can be no assurance that we will not encounter increased competition from existing competitors or new market entrants (including a newly-formed competitor created by consolidating several existing regional competitors) that may be significantly larger and have greater financial and marketing resources.

Our management believes that rental rates, fleet availability and size and quality are the primary competitive factors in the crane rental industry.  Our management also believes that price, equipment mix and the quality and availability of post-sale repair and spare part services are the primary completive factors in the crane distribution industry.   From time to time, we or our competitors may attempt to compete aggressively by lowering rental rates or prices or offering more favorable rental or sale terms.  Competitive pressures could adversely affect our revenues and operating results by decreasing our market share or depressing the rental rates or sale prices for our equipment.  To the extent we lower rental rates or sale prices, offer different rental or sale terms or increase our fleet in order to retain or increase market share, our operating margins would be adversely impacted.

Our status as a public company may be a competitive disadvantage.

We are and will continue to be subject to the disclosure and reporting requirements of applicable US securities laws and rules promulgated by The NASDAQ Stock Market.   Many of our principal competitors are not subject to these disclosure and reporting requirements or the NASDAQ rules.  As a result, we may be required to disclose certain information and expend funds on disclosure, financial and other controls that may put us at a competitive disadvantage to our principal competitors.

We may encounter substantial competition in our efforts to expand our operations.

An element of our growth strategy is to continue to expand by opening new service centers and equipment storage yards.  The success of our growth strategy depends in part on identifying sites for new locations at attractive prices.  Zoning restrictions may in the future prevent us from being able to open new service centers or storage yards at sites it has identified.  We may also encounter substantial competition in our efforts to acquire other crane rental companies, which may limit the number of acquisition opportunities and lead to higher acquisition costs.

The crane rental industry has inherent operational risks that may not be adequately covered by our insurance.

We may not be adequately insured against all risks and there can be no assurance that their insurers will pay a particular claim.  Even if its insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement crane in the event of a loss.  Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet.  Our insurance policies will also contain deductibles, limitations and exclusions which, although management believes are standard in the heavy lift crane rental industry, may nevertheless increase our costs.  Moreover, certain accidents or other occurrences may result in intangible damages (such as damage to our reputation) for which insurance may not provide an adequate remedy.

We may not be able to renew our insurance coverage on terms favorable to it that could lead to increased costs in the event of future claims.

When our current insurance policies expire, we may be unable to renew such coverage upon terms acceptable to us, if at all.  If we are able to renew our coverage we expect that the premium rates and deductibles may increase as a result of general rate increases for this type of insurance as well as Essex Crane’s and Coast Crane’s historical claims experience and that of our competitors in the industry.  If we cannot obtain insurance coverage, it could adversely affect our business by increasing our costs with respect to any claims.  Additionally, existing or future claims may exceed the level of our present insurance, and our insurance may not continue to be available on economically reasonable or desirable terms, if at all.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on our indebtedness will depend on our ability to generate cash from future operations.  As of September 30, 2010, Essex Crane has a revolving credit facility which provides for an aggregate debt facility of $190.0 million of which $159.6 million was outstanding as of December 20, 2010.  As of November 24, 2010, Coast Crane has a revolving credit facility which provides for an aggregate debt facility of $75 million, of which $57.1 million is outstanding as of December 20, 2010.  The credit facilities of Essex Crane and Coast Crane are secured by a first priority lien on all of their respective assets and, in the event of default, the lenders generally would be entitled to seize the collateral.  In the event of a prolonged economic downturn, the business of Essex Crane or Coast Crane may not generate sufficient cash flow from operations or from other sources to enable them to repay their indebtedness and to fund their other liquidity needs, including capital expenditure requirements and may not be able to refinance any of their indebtedness on commercially reasonable terms, or at all.  If either Essex Crane or Coast Crane cannot service or refinance its indebtedness, we may have to take actions such as asset divestitures, seeking additional equity or reducing or delaying capital expenditures, any of which could have an adverse effect on our operations.  Additionally, Essex Crane or Coast Crane may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

In the event we or any of our subsidiaries incur further debt obligations in relation to acquisitions, or for any other purpose, the exposure to the risks outlined above will increase accordingly.

The loan agreements of Essex Crane and Coast Crane contain restrictive covenants that will limit their corporate activities.

The loan agreements of Essex Crane and Coast Crane impose operating and financial restrictions that will limit, among other things, their ability to:

•	create additional liens on their assets;

•	make investments and capital expenditures above a certain threshold;

•	incur additional indebtedness;

•	engage in mergers or acquisitions;

•	pay dividends or redeem outstanding capital stock;

•	sell any of their respective cranes or any other assets outside the ordinary course of business; and

•	change their respective businesses.

Essex Crane and Coast Crane will need to seek permission from their respective lender in order for Essex Crane or Coast Crane, as applicable, to engage in some corporate actions.  Essex Crane’s and Coast Crane’s lender’s interests may be different from those of Essex Crane or Coast Crane, and no assurance can be given that Essex Crane or Coast Crane will be able to obtain their lender’s permission when needed.  This may prevent Essex Crane or Coast Crane from taking certain actions that are in their best interests.

We are subject to numerous environmental laws and regulations that may result in its incurring unanticipated liabilities, which could have an adverse effect on our operating performance.

Federal, state and local authorities subject our facilities and operations to requirements relating to environmental protection. These requirements can be expected to change and expand in the future, and may impose significant capital and operating costs on our business.

Environmental laws and regulations govern, among other things, the discharge of substances into the air, water and land, the handling, storage, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. If either Essex Crane or Coast Crane violates environmental laws or regulations, it may be required to implement corrective actions and could be subject to civil or criminal fines or penalties. There can be no assurance that Essex Crane and/or Coast Crane will not have to make significant capital expenditures in the future in order to remain in compliance with applicable laws and regulations or that Essex Crane and/or Coast Crane will comply with applicable environmental laws at all times. Such violations or liability could have an adverse effect on our business, financial condition and results of operations. Environmental laws also impose obligations and liability for the investigation and cleanup of properties affected by hazardous substance spills or releases. Essex Crane or Coast Crane can be subject to liability for the disposal of substances which it generates and for substances disposed of on property which it owns or operates, even if such disposal occurred before its ownership or occupancy. Accordingly, Essex Crane or Coast Crane may become liable, either contractually or by operation of law, for investigation, remediation and monitoring costs even if the contaminated property is not presently owned or operated by Essex Crane or Coast Crane, or if the contamination was caused by third parties during or prior to Essex Crane’s or Coast Crane’s ownership or operation of the property. In addition, because environmental laws frequently impose joint and several liability on all responsible parties, Essex Crane or Coast Crane may be held liable for more than its proportionate share of environmental investigation and cleanup costs. Contamination and exposure to hazardous substances can also result in claims for damages, including personal injury, property damage, and natural resources damage claims. Some of the properties of Essex Crane and Coast Crane contain, or previously contained, above-ground or underground storage tanks and/or oil-water separators. Given the nature of the operations of Essex Crane and Coast Crane (which involve the use and disposal of petroleum products, solvents and other hazardous substances for fueling and maintaining its cranes, attachments and vehicles) and the historical operations at some of its properties, Essex Crane and/or Coast Crane may incur material costs associated with soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to remediation liabilities or other claims that may be material.

Environmental requirements may become stricter or be interpreted and applied more strictly in the future. In addition, Essex Crane or Coast Crane may be required to indemnify other parties for adverse environmental conditions that are now unknown to us. These future changes or interpretations, or the indemnification for such adverse environmental conditions, could result in environmental compliance or remediation costs not anticipated by us, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to numerous occupational health and safety laws and regulations that may result in its incurring unanticipated liabilities, which could have an adverse effect on our operating performance.

Our operations are subject to federal, state and local laws and regulations pertaining to occupational safety and health, most notably standards promulgated by the Occupational, Safety and Health Administration, or OSHA. Essex Crane and Coast Crane are subject to various OSHA regulations that primarily deal with maintaining a safe work-place environment. OSHA regulations require Essex Crane and Coast Crane, among other things, to maintain documentation of work-related injuries, illnesses and fatalities and files for recordable events, complete workers compensation loss reports and review the status of outstanding worker compensation claims, and complete certain annual filings and postings. Essex Crane or Coast Crane may be involved from time to time in administrative and judicial proceedings and investigation with these governmental agencies, including inspections and audits by the applicable agencies related to its compliance with these requirements.

To date, compliance by Essex Crane and Coast Crane with these and other applicable safety regulations has not had a material effect on our results of operations or financial condition. However, the failure of either Essex Crane or Coast Crane to comply with these and other applicable requirements in the future could result in fines and penalties to Essex Crane or Coast Crane and require us to undertake certain remedial actions or be subject to a suspension of business, which, if significant, could materially adversely affect our business or results of operations. Moreover, the involvement by either Essex Crane or Coast Crane in any audits and investigations or other proceedings could result in substantial financial cost to us and divert our management’s attention. Several recent highly-publicized accidents involving cranes (none of which involved cranes or attachments provided by Essex Crane or Coast Crane) could result in more stringent enforcement of work-place safety regulations, especially with respect to companies which rent older cranes and attachments. Additionally, future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to us, may give rise to additional compliance or remedial costs that could be material.

Safety requirements may become stricter or be interpreted and applied more strictly in the future. These future changes or interpretations could have a material adverse effect on our business, financial condition or results of operations.

There are a substantial number of shares of our common stock available for resale in the future that may cause a decrease in the market price of our common stock.

In connection with our acquisition of Essex Crane, Essex Holdings LLC, the direct parent of Essex Crane, and a subsidiary of the Company, issued its Class A Membership Interests to members of Essex Crane’s senior management.  Such membership interests may be exchanged for an aggregate of 632,911 shares of our common stock, subject to certain adjustments. We are registering the shares of our common stock issuable upon exchange of these membership interests, pursuant to the registration statement of which this prospectus forms a part.

In addition, warrants to purchase an aggregate of 3,972,716 shares of our common stock issued to our initial stockholders and purchasers in our initial public offering are exercisable until March 4, 2011.  All of our common stock issuable upon exercise of the warrants will be available for resale upon exercise, including 469,828 shares which are being registered for resale pursuant to the registration statement of which this prospectus forms a part.  The underwriter of our initial public offering also owns an option to purchase 600,000 units at an exercise price of $8.80 per unit.  Each unit consists of one share of common stock and a warrant to purchase one share of common stock at $5.00 per share. Lastly, 2,700,000 shares of our common stock purchased by our initial stockholders prior to our initial public offering were released from escrow in November 2009, are eligible for resale in the public market subject to compliance with applicable law and are being registered for resale pursuant to the registration statement of which this prospectus forms a part.

On November 24, 2010, we completed a private placement of 3,300,000 shares of our common stock to six accredited investors and used the proceeds to satisfy a portion of the purchase price for the Coast Crane acquisition.  On November 29, 2010, we issued 90,000 warrants to a group of related investors in a private transaction.  Such warrants have an exercise price of $0.01 per share, subject to adjustment.  The issuance of these shares and warrants resulted in dilution to our existing stockholders.  These foregoing 3,300,000 shares are being registered for resale pursuant to the registration statement of which this prospectus forms a part.

Upon the effectiveness of the registration of which this prospectus forms a part, a total of 10,695,363 shares of our Common Stock will be available for immediate resale. If our stockholders, including the selling stockholders identified in this prospectus, sell substantial amounts of our common stock in the public market, the market price for our common stock could fall.  The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.  In addition, upon exercise of options and warrants to purchase our common stock, the equity interests of our stockholders, as a percentage of the total number of the outstanding shares of common stock, and the net book value of the shares of our common stock will be significantly diluted.

We may issue shares of our common stock and preferred stock to raise additional capital, including to complete a future business combination, which would reduce the equity interest of our stockholders.

Our amended and restated certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. We currently have 12,136,293 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants (net of repurchases), employee stock options and unit purchase options, and the number of shares issuable upon exchange of membership interests in Essex Holdings LLC) and all of the 1,000,000 shares of preferred stock available for issuance. Although we currently have no other commitments to issue any additional shares of our common or preferred stock, we may in the future determine to issue additional shares of our common or preferred stock to raise additional capital for a variety of purposes, including to complete a future acquisition. The issuance of additional shares of our common stock or preferred stock may significantly reduce the equity interest of stockholders and may adversely affect prevailing market prices for our common stock.

FORWARD LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like “expect,” “believe,” “continue,” “anticipate,” “estimate,” “may,” “will,” “could,” “opportunity,” “future,” “project,” variations of such words and similar expressions are intended to identify “forward-looking statements,” although not all forward-looking statements contain these identifying words.

Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the “Risk Factors” section beginning on page 4, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The description of our common stock set forth in the section entitled “Description of Securities – Common Stock” of our Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on November 6, 2006, as amended from time to time (File No. 333-138452), is incorporated herein by reference.

SELLING STOCKHOLDERS

The 10,695,363 shares of our common stock that we are registering for resale under this prospectus consists of the following:

1.      3,300,000 shares of common stock that we issued in a private placement on November 24, 2010.  These shares were issued to Calm Waters Partnership, Matthew Campbell, Daeg Partners LP, Equitable Holdings Corp., KC Gamma Opportunity Fund, LP and T. Rowe Price Small-Cap Value Fund pursuant to subscription agreements entered into between each such selling stockholder and us on October 29, 2010.   Information regarding the private placement can be found in our Current Report on Form 8-K filed with the SEC on November 1, 2010, which is incorporated herein by reference.

2.      3,294,700 shares of common stock that were purchased  in open market or private purchases by affiliates of Kirtland Capital Partners.  Such shares include (i) 716,322 and 1,189,659 shares purchased by Kirtland Capital Partners III, L.P., or KCP, on October 31, 2008 and November 3, 2008, respectively, in private purchases for $7.90 per share, (ii) 43,678 and 72,541 shares purchased by Kirtland Capital Company III, L.L.C., or KCC, on October 31, 2008 and November 3, 2008, respectively, in private purchases for $7.90 per share and (iii) 1,199,368 and 73,132 shares purchased by Essex Crane, KCP’s and KCC’s then subsidiary, in open market transactions on the dates and at the prices set forth below:

Date of Purchase	Number of Shares	Price
May 22, 2008	400,000	7.67
July 7, 2008	1,000	7.75
August 18, 2008	6,000	7.78
August 21, 2008	6,500	7.85
August 25, 2008	8,000	7.85
August 26, 2008	240,000	7.85
September 29, 2008	500	7.45
September 30, 2008	4,000	7.51
October 1, 2008	4,000	7.65
October 2, 2008	17,000	7.68
October 3, 2008	585,000	7.82
October 6, 2008	500	7.55

John Nestor, a member of our board of directors, is currently the chief executive officer, senior managing partner and chairman of Kirtland Capital Partners.  Kirtland Capital Partners was the majority owner of Essex Crane prior to our acquisition of Essex Crane and, as a result, received a substantial portion of the cash consideration that we paid in such acquisition.  During Kirtland Capital Partners’ period of ownership of Essex Crane, Kirtland Capital Partners affiliates received a management fee of $500,000 per annum from Essex Crane.  Approximately $417,000 in management fees were paid during the ten-month period ended October 31, 2008.  For additional information regarding the acquisition of Essex Crane and Kirtland Capital Partners’ relationship with us, please see our Definitive Proxy Statements on Schedule 14A filed with the SEC on October 8, 2008 and April 30, 2010 and our Current Reports on Form 8-K filed with the SEC on November 6, 2008 and September 8, 2009, which are incorporated herein by reference.

3.      2,700,000 shares of common stock that we issued prior to our March 2007 initial public offering, consisting of 1,800,000 shares that we issued to Laurence Levy and 900,000 shares that we issued to Edward Levy.  Such shares include 960,000 and 480,000 shares that we sold in a private placement to Laurence Levy and Edward Levy, respectively, on August 21, 2006 for a purchase price of approximately $.0167 per share.  The shares of common stock registered for resale by Messrs. Levy and Levy pursuant to the registration statement of which this prospectus forms a part also include shares issued to Messrs. Levy and Levy pursuant to stock dividends of 0.5 shares and 0.25 shares for each share of common stock outstanding on February 2, 2007 and February 5, 2007, respectively,  effectively lowering the purchase price of their shares to approximately 0.009 per share.  Laurence Levy has served as our chairman of the board since our inception and served as our chief executive officer from our inception until we acquired Essex Crane in October 2008.   Edward Levy has served as a member of our board of directors since our inception and served as our president from our inception until we acquired Essex Crane in October 2008.  For additional information regarding Messrs. Levy and Levy’s relationships with us, please see our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2010, which is incorporated herein by reference.

4.      632,911 shares of common stock issuable upon exchange of membership interests in our subsidiary, Essex Holdings, LLC, which were issued to Ronald Schad, our Chief Executive Officer and President, Martin Kroll, our Chief Financial Officer and Senior Vice President, William O’Rourke, Essex Crane’s Vice President Sales and Account Management, and William Erwin, Essex Crane’s Vice President Operations and Customer Support.  These membership interests constituted a portion of the purchase price paid in the Essex Crane acquisition and were issued to members of senior management of Essex Crane, each of whom owned membership interests in the predecessor entity prior to the completion of the Essex Crane acquisition.  For additional information regarding Messrs. Schad, Kroll, Erwin and O’Rouke’s relationships with us, please see our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2010, which is incorporated herein by reference.

5.      469,828 shares issuable upon the exercise of warrants that we sold to Messrs. Levy and Levy in a private placement simultaneously with the closing of our initial public offering on March 4, 2007 for a purchase price of $1.00 per warrant, consisting of 332,232 shares issuable upon exercise of warrants held by Laurence Levy and 137,596 shares issuable upon exercise of warrants held by Edward Levy.

6.      297,924 shares of common stock issued in June 2010 upon the cashless exercise by Laurence Levy and Edward Levy of warrants originally purchased by them in connection with our March 2007 initial public offering.  For additional information on the issuance of the shares, please see our Tender Offer Statement on Schedule TO filed with the SEC on May 10, 2010 (including the exhibits thereto), as supplemented and amended, which is incorporated herein by reference.

The selling stockholders have not held any position or office, nor do they have any material relationship with us or our predecessors or affiliates within the past three years, except as described herein and in our filings with the SEC.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of January 26, 2011.  Unless otherwise indicated, beneficial ownership is determined in accordance with the rules of the SEC, and is based upon information provided by each respective selling stockholder identified below and other public documents filed with the SEC.

Selling Stockholder	Total Shares Held Prior to Offering (1)		Maximum Shares Offered Pursuant to this Prospectus	Aggregate Shares Owned Following Completion of Offering (2)	Percentage of Outstanding Shares of Common Stock (2)

Calm Waters Partnership	950,000		950,000	0	0

Matthew Campbell	100,000		100,000	0	0

Daeg Partners, LP	200,000		200,000	0	0

Equitable Holding Corp.	200,000	(3)	200,000	0	0

William Erwin	87,746	(4)	37,975	49,771	*

KC Gamma Opportunity Fund, LP	150,000	(5)	150,000	0	0

Kirtland Capital Partners Ltd.	3,294,700	(6)	3,294,700	0	0

Martin A. Kroll	212,904	(7)	75,950	136,954	*

Edward Levy	1,176,774	(8)	1,127,153	49,621	*

Jane Levy	3,000		3,000	0	0

Laurence S. Levy	2,436,839	(9)	2,337,599	99,240	*

T. Rowe Price Small-Cap Value Fund	1,700,000	(10)	1,700,000	0	0

William J. O’Rourke	75,366	(11)	25,316	50,050	*

Ronald Schad	979,170	(12)	493,670	485,500	2.4

(1)	Based on information available to us as of January 26, 2011.

(2)
Assumes that all shares of common stock offered by this prospectus are sold in this offering and that no other transactions with respect to shares of our common stock occur.  Percentages in the last column are based upon 21,196,100 shares of our common stock outstanding as of January 26, 2011.

(3)	William P. Vanneck, President of Equitable Holding Corp., exercises voting and investment control with respect to the shares held by Equitable Holding Corp.

(4)
Includes (i) 37,975 shares of common stock issuable upon exchange of the membership interests owned by Mr. Erwin, (ii) 32,016 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Erwin on December 18, 2008 pursuant to the Company’s Long-Term Incentive Pan and (iii) 13,769 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Erwin on March 18, 2010 pursuant to the Company’s Long-Term Incentive Pan.  Does not include (i) options entitling Mr. Erwin to purchase up to 16,009 shares of the Company’s common stock, which were granted to Mr. Erwin on December 18, 2008 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (ii) options entitling Mr. Erwin to purchase up to 27,539 shares of the Company’s common stock, which were granted to Mr. Erwin on March 18, 2010 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (iii) options entitling Mr. Erwin to purchase up to 26,851 shares of the Company’s common stock, which were granted to Mr. Erwin on January 14, 2011 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days or (iv) options entitling Mr. Erwin to purchase up to 9,168 shares of the Company’s common stock, which were granted to Mr. Erwin on January 14, 2011, which are not exercisable and will not become exercisable within 60 days.  Mr. Erwin is the Vice President Operations and Customer Support of Essex Crane.

(5)	Kevin Casey, the Managing Member of KC Gamma Opportunity Fund, LP exercises voting and investment control with respect to the shares held by KC Gamma Opportunity Fund, LP.

(6)
Includes 3,105,349 shares of our common stock beneficially owned by Kirtland Partners Ltd with Kirtland Capital Partners III L.P. and with respect to which such entities share voting and dispositive power, and 189,351 shares of our common stock beneficially owned by Kirtland Partners Ltd. with Kirtland Capital Company III L.L.C. with respect to which such entities share voting and dispositive power.  John G. Nestor, John F. Turben, Michael T. DeGrandis and Thomas N. Littman exercise voting and investment control over the securities as officers (and in the case of Nestor and Turben, also members of the board of managers) of Kirtland Partners Ltd.  John Nestor, a member of our board of directors, is currently the chief executive officer, senior managing partner and chairman of Kirtland Partners Ltd.  Kirtland Partners Ltd. was the majority owner of Essex Crane prior to our acquisition of Essex Crane on October 31, 2008.

(7)
Includes (i) 75,950 shares of the Company’s common stock issuable upon exchange of membership interests held by Mr. Kroll, (ii) 86,633 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Kroll on December 18, 2008 pursuant to the Company’s Long-Term Incentive Plan and (iii) 37,258 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Kroll on March 18, 2010 pursuant to the Company’s Long-Term Incentive Plan.  Does not include (i) options entitling Mr. Kroll to purchase up to 43,317 shares of the Company’s common stock, which were granted to Mr. Kroll on December 18, 2008 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (ii) options entitling Mr. Kroll to purchase up to 74,515 shares of the Company’s common stock, which were granted to Mr. Kroll on March 18, 2010 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days,  (iii) options entitling Mr. Kroll to purchase up to 72,654 shares of the Company’s common stock, which were granted to Mr. Kroll on January 14, 2011 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, or (iv) options entitling Mr. Kroll to purchase up to 24,808 shares of the Company’s common stock, which were granted to Mr. Kroll on January 14, 2011, which are not exercisable and will not become exercisable within 60 days.  Mr. Kroll is the Chief Financial Officer and Senior Vice President of Essex and Essex Crane.

(8)
Includes (i) 2,000 of common stock shares which are held by Mr. Levy’s minor children, (ii) 500 shares which are held by Mr. Levy’s spouse and (iii) 137,596 shares of common stock issuable upon exercise of warrants held by Mr. Levy that are currently exercisable.  Mr. Levy has been a member of our board of directors since our inception and was our president from our inception until we acquired Essex Crane on October 31, 2008.

(9)
Includes (i) 449,634 shares of common stock held by NMJ Trust, a trust established for the benefit of Mr. Levy’s minor children (ii) 300 shares of common stock which are held by Mr. Levy’s minor children, (iii) 100 shares which are held by Mr. Levy’s spouse and (iv) 332,232 shares of common stock issuable upon exercise of warrants held by Mr. Levy that are currently exercisable.  Mr. Levy has served as our chairman of the board since our inception and served as our chief executive officer from our inception until we acquired Essex Crane on October 31, 2008.

(10)
Shares held by Oceanoar & Co. as nominee.  T. Rowe Price Associates, Inc. (“TRPA”) serves as an investment advisor with the power to direct investments and/or sole power to vote the securities owned by T. Rowe Price Small-Cap Value Fund, Inc. (the “Fund”), as well as securities owned by certain other individual and institutional investors.  For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares of our common stock being registered for resale by TRPA pursuant to the registration statement of which this prospectus forms a part; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities.  TRPA is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.  The T. Rowe Price Proxy Committee develops the firm's positions on all major proxy voting issues, creates guidelines, and oversees the voting process. The Proxy Committee, composed of portfolio managers, investment operations managers, and internal legal counsel, analyzes proxy policies based on whether they would adversely affect shareholders' interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm's portfolio managers as voting guidelines. Ultimately, the portfolio managers decide how to vote on the proxy proposals of companies in their portfolios. The portfolio manager for the Fund is Preston G. Athey.  The Fund purchased the shares in the ordinary course of business for investment purposes and not with a view towards distribution.  At the time of such purchase, the Fund had no agreements, understandings or arrangements with any person to distribute the shares.

(11)
Includes (i) 25,316 shares of common stock issuable upon exchange of membership interests owned by Mr. O’Rourke, (ii) 32,016 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. O’Rourke on December 18, 2008 pursuant to the Company’s Long-Term Incentive Pan and (iii) 13,769 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. O’Rourke on March 18, 2010 pursuant to the Company’s Long-Term Incentive Pan.  Does not include (i) options entitling Mr. O’Rourke to purchase up to 16,009 shares of the Company’s common stock, which were granted to Mr. O’Rourke on December 18, 2008 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (ii) options entitling Mr. O’Rourke to purchase up to 27,539 shares of the Company’s common stock, which were granted to Mr. O’Rourke on March 18, 2010 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (iii)  options entitling Mr. O’Rourke to purchase up to 26,851 shares of the Company’s common stock, which were granted to Mr. O’Rourke on January 14, 2011 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, or (iv) options entitling Mr. O’Rourke to purchase up to 9,168 shares of the Company’s common stock, which were granted to Mr. O’Rourke on January 14, 2011, which are not exercisable and will not become exercisable within 60 days.  Mr. O’Rourke is the Vice President Sales and Account Management of Essex Crane.

(12)
Includes (i) 493,670 shares of common stock issuable upon exchange of membership interests held by Mr. Schad, (ii) 12,594 shares of common stock held by Mr. Schad’s minor children, (iii) 21,159 shares of common stock issuable upon exercise of warrants held by Mr. Schad that are currently exercisable,(iv) 226,000 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Schad on December 18, 2008 pursuant to the Company’s Long-Term Incentive Plan and (v) 97,193 shares of common stock issuable at any time from the exercise of vested stock options which were granted to Mr. Schad on March 18, 2010 pursuant to the Company’s Long-Term Incentive Plan. Does not include (i) options entitling Mr. Schad to purchase up to 113,000 shares of the Company’s common stock, which were granted to Mr. Schad on December 18, 2008 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (ii) options entitling Mr. Schad to purchase up to 194,387 shares of the Company’s common stock, which were granted to Mr. Schad on March 18, 2010 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days, (iii) options entitling Mr. Schad to purchase up to 189,533 shares of the Company’s common stock, which were granted to Mr. Schad on January 14, 2011 pursuant to the Company’s Long-Term Incentive Plan and which are not exercisable and will not become exercisable within 60 days or (iv) options entitling Mr. Schad to purchase up to 64,717 shares of the Company’s common stock, which were granted to Mr. Schad on January 14, 2011, which are not exercisable and will not become exercisable within 60 days.

*	Denotes ownership of less than 1% of our common stock

PLAN OF DISTRIBUTION

This prospectus relates to the resale of shares of our common stock by the selling stockholders named in this prospectus.  As used in this section of the prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive shares of our common stock offered hereby from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling stockholders.

The selling stockholders may sell under this prospectus the shares which are outstanding at different times. The selling stockholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

 The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

•	a privately negotiated transaction;

•	an underwritten offering;

•	securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

•	through short sale transactions following which the shares are delivered to close out the short positions;

•	through the writing of options relating to such shares; or

•	through a combination of the above methods of sale.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell shares covered by this prospectus, including in short sale transactions. If so, the third party may use shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares.

The selling stockholders may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling stockholders and any broker-dealers that participate with the selling stockholders or third parties to derivative transactions in the sale of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

We will make copies of this prospectus available to the selling stockholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with an underwriter, a broker-dealer for the sale of shares through an underwritten offering, a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

•	the name of each such selling stockholder and of the participating underwriters or broker-dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable;

•	as appropriate, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the securities, including the market price of the shares. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the shares.  There can be no assurance, however, that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.  Shares of common stock sold under the registration statement of which this prospectus forms a part will thereafter be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholders against liabilities that arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this prospectus forms a part, (ii) the omission or alleged omission to state a material fact required to be stated in the registration statement of which this prospectus forms a part, (iii)  a violation of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, or other federal or state securities law in connection with the offering of securities pursuant to the registration statement of which this prospectus forms a part.

We and the selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act or the Exchange Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of in accordance with the registration statement or (2) the date on which the shares of common stock covered by this prospectus may be sold without restriction pursuant to Rule 144 under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock being offered pursuant to this prospectus, including the shares of common stock issuable upon exercise of the warrants, was passed upon by Katten Muchin Rosenman LLP, New York, NY.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

 We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission’s website at www.sec.gov.   Financial and other information can also be accessed on the Investor Relations section of our website at http://www.essexcrane.com. Our outstanding shares of common stock are listed on the Nasdaq Capital Market under the symbol “ESSX”.

This prospectus constitutes part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.  You may also contact us directly at You may also contact us directly at Essex Rental Corp., 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089 or by calling (847) 215-6500.

You may also read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. In addition, our reports, proxy and information statements have been filed electronically with the SEC which can be accessed at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
(2)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;
(3)
Our Current Reports on Form 8-K filed on December 1, 2008, September 8, 2009, March 15, 2010, May 3, 2010, May 11, 2010, June 21, 2010, July 30, 2010, November 1, 2010, November 5, 2010, November 12, 2010, November 17, 2010, December 1, 2010.

(4)
The description of our common stock contained in our Registration Statement on Form 8-A filed on February 9, 2007, including any amendments thereof updating the description of common stock contained therein.

(5)	Our Definitive Proxy Statements on Schedule 14A, filed on October 8, 2008 and April 30, 2010.
(6)	Our Tender Offer Statement on Schedule TO filed with the SEC on May 10, 2010 (including the exhibits thereto), including any amendments thereof.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of any filings or information incorporated herein by reference, at no cost, by writing or telephoning us at the following address and telephone number:

ESSEX RENTAL CORP.
1110 LAKE COOK ROAD, SUITE 220
BUFFALO GROVE, ILLINOIS  60089-1974
(847) 215-6500

No one has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses to be paid by us in connection with the issuance and distribution of the securities being registered are as follows:

Registration Fees	$4,240
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	$22,575
Miscellaneous	$5,000
Total	$106,815

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Amended and Restated Certificate of Incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

The Registrant’s By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant maintains insurance policies that insure its directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

ITEM 16. EXHIBITS.

See the Exhibit Index immediately following the signature pages, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if  the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on January 28, 2011.

ESSEX RENTAL CORP.

By:	/s/ Ronald L. Schad
Name: Ronald L. Schad
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald L. Schad	Chief Executive Officer and Director	January 28, 2011
Ronald L. Schad

/s/ Martin A. Kroll	Chief Financial Officer (principal accounting	January 28, 2011
Martin A. Kroll	officer) and Senior Vice President

/s/ Daniel H. Blumenthal	Director	January 28, 2011
Daniel H. Blumenthal

/s/ Edward Levy	Director	January 28, 2011
Edward Levy

/s/ Laurence S. Levy	Chairman of the Board	January 28, 2011
Laurence S. Levy

/s/ John Nestor	Director	January 28, 2011
John Nestor

EXHIBIT INDEX

Exhibit Number	Description

2.1
Purchase Agreement, dated as of March 6, 2008, among the Registrant, Essex Crane Rental Corp., Essex Holdings, LLC and its members, and amendments thereto,  (incorporated herein by reference to Annex A of the Registrant’s Definitive Proxy Statement (File No. 000-52459) filed October 8, 2008).

2.2
Asset Purchase Agreement, dated as of November 1, 2010, between CC Bidding Corp. and Coast Crane Company  (incorporate herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2010).

3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2008).

3.2
Amended and Restated Bylaws of the Corporation, effective as of September 28, 2007 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 28, 2007).

4.1
Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006).

4.2
Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006).

4.3
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated herein by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-1 (File No. 333-138452) declared effective by the Securities and Exchange Commission on November 6, 2006).

4.4
Amended and Restated Limited Liability Company Agreement of Essex Holdings, LLC, dated October 31, 2008, among Essex Rental Corp., Ronald Schad, Martin Kroll, William Erwin and William O’Rourke (incorporated herein by reference to Annex C of the Registrant’s Definitive Proxy Statement (File No. 000-52459) filed October 8, 2008).

5.1**	Opinion of Katten Muchin Rosenman LLP regarding the validity of the common stock being registered.

23.1*	Consent of Grant Thornton LLP.

23.2**	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

*	Filed herewith.
**	Previously filed